Comparison of change in value of $10,000 investment in Dreyfus California Tax Exempt Bond Fund, Inc.
and the Lehman Brothers Muncipal Bond Index

EXHIBIT A:

             Dreyfus         Lehman
             California     Brothers
             Tax Exempt     Municipal
               Bond           Bond
  PERIOD     Fund, Inc.     Index *

  5/31/91      10,000        10,000
  5/31/92      10,790        10,982
  5/31/93      11,965        12,297
  5/31/94      12,154        12,600
  5/31/95      12,874        13,748
  5/31/96      13,078        14,376
  5/31/97      14,074        15,567
  5/31/98      15,325        17,027
  5/31/99      15,910        17,822
  5/31/00      15,585        17,669
  5/31/01      17,452        19,814

*Source: Lipper Inc.